UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A

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Lazard, Inc.
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Institutional Shareholder Services
702 King Farm Boulevard, Suite 400
Rockville, MD 20850
Re: Lazard, Inc. – Inconsistencies in ISS Report on Say-on-Pay Proposal
We write to express our strong concern regarding your research regarding our say-on-pay proposal in your proxy report (“ISS Report”). This letter follows the Company’s letter of April 24, 2025 expressing our initial concerns about your analysis and the subsequent meeting. We will also file this letter with the SEC in order to make it widely available to our shareholders.
We were surprised by your recommendation given the Company’s strong financial performance in 2024 (which was reflected in our TSR of 55%), reasonable compensation levels (CEO awarded compensation was in the 86th percentile, which is less than the peer median in the ISS Report), and acknowledged responsiveness to shareholders’ primary identified concern of repeated use of special Stock Price PRPU awards over multiple years (noting no such intent).
Notably, there are two specific methodological errors that if corrected results in a “low” concern in ISS’s quantitative analysis. Therefore, the current ISS Report merits a revised analysis and recommendation on our say-on-pay proposal for the following reasons:
Summary
ISS research relies on a new and unprecedented peer group. By ISS’s own standards, ISS’s peer group methodology “focuses on identifying companies that are reasonably similar to the subject company in terms of industry profile, size, and market capitalization.” The peer group used in the ISS Report, however, added – without explanation – a company with little to no similarities to Lazard. Freedom Holding is a Kazakhstan-based retail brokerage and investment banking firm listed on an exchange consisting of early-stage issuers with lower market capitalization. Simply omitting Freedom Holding, or using the same peer group used last year or our own peer group from the 2025 Proxy Statement, each results in a “low” concern in ISS’s quantitative analysis.
The same negative impact results from the fact that ISS uses an unconventional approach to valuing equity awards, which more than doubled the value of our CEO’s 2023 equity award. As noted in the ISS Report, the grant date fair market value for our CEO’s 2023 grant of Stock Price PRPUs (as defined in the 2025 Proxy Statement), calculated in accordance with SEC rules and U.S. GAAP and as reported in the relevant proxy statement, was approximately $18.8 million (compared to the $40.5 million value you use in your calculations). Using the Company’s determined value produces a “low” concern under your methodology even when using the ISS peer group that inexplicably contains Freedom Holding.
For these reasons, we request that ISS conduct a thorough review of the ISS Report and revise its say-on-pay proposal recommendation accordingly.
Details
Our Pay and Performance Are Well Aligned When Compared with an Appropriate Peer Group
ISS’s pivotal objection to our say-on-pay proposal is the degree of alignment between our CEO pay and TSR relative to an ISS-derived peer group over the prior three-year period, which produced a “cautionary low” result in the quantitative screen for Relative Degree of Alignment. This result is driven by two factors, without either of which the Company would be a “low” concern under your methodology, and no qualitative review would be appropriate.
ISS significantly changed our peer group in 2024, including the addition of one peer in particular that is objectively wrong
Despite no material changes in our size and business mix, you changed one-third of (six of eighteen) your selected peer group (the “Changed ISS Peer Group”) from 2023 to 2024.
The Changed ISS Peer Group added four companies to the peer group you used last year (the “Original ISS Peer Group”):1 Blue Owl Capital, Inc.; Freedom Holding Corp.; Robinhood Markets, Inc.; and T. Rowe Price Group, Inc. We do not view Blue Owl Capital, Freedom Holding, or Robinhood as peers, and we do not believe any investor does.
[1]	The Changed ISS Peer Group also removed two companies.

Freedom Holding is a Kazakhstan-based retail brokerage and investment banking firm primarily in Central Asia and Eastern Europe. Unlike Lazard and the other members of the peer group, it has minimal U.S. operations; by our calculation, fewer than 9% of their employees are in the United States and the vast majority are in Central Asia. Compounding the lack of comparability, the company appears to have a low amount of shares available for public trading (less than thirty percent float) and generally trades at a low volume (less than 100,000 average daily volume) with the CEO and chairman beneficially owning nearly 70% of the company’s outstanding common stock and only a small percentage owned by institutional shareholders. It is objectively unreasonable to conclude that Freedom Holding is a comparable peer from a compensation or TSR perspective, from a shareholder base perspective or from any non-arbitrary perspective. Using Freedom Holding as a peer is wrong.
Without Freedom Holding your analysis fundamentally changes
Removing Freedom Holding from the Changed ISS Peer Group alone moves the Company from “cautionary low” to “low” concern under the ISS methodology for Relative Degree of Alignment, indicating no pay and performance misalignment. Annex A includes the relevant calculations and the calculations referenced in the following section.
This result is consistent with the Original ISS Peer Group and with our own peer group
Using the peer group ISS selected to evaluate our 2023 executive compensation program and applying that to our 2024 executive compensation program produces a “low” concern under the ISS methodology. Also, using the Company’s selected peer group as described on page 32 of the 2025 Proxy Statement (the “Lazard Peer Group”) produces a “low” concern under the ISS methodology.
When measured against the appropriate peers, our pay and performance are well aligned. Only when using your Changed ISS Peer Group with Freedom Holding is the result different (and even then it is a “cautionary low” concern).
Our Pay and Performance Are Well Aligned When Using with Appropriate Fair Values
ISS’s 2023 CEO pay calculation is overstated by more than $21 million
ISS’s calculation of CEO pay values the Stock Price PRPUs granted to our CEO in 2023 at more than twice the amount calculated by the Company. As set forth in our definitive proxy statement filed with the SEC on March 21, 2024 (the “2024 Proxy Statement”), the Company determined the grant date fair market value for our CEO’s Stock Price PRPUs to be approximately $18.8 million, calculated in accordance with SEC rules and U.S. GAAP. However, ISS values the Stock Price PRPUs at approximately $40.5 million due to simplistic methodology, which erroneously calculates the value of full-value equity awards by multiplying the number of shares by the closing stock price on the date of grant. This approach assumes all shares will eventually be earned and does not consider the rigor of the stock price hurdles (unlike the required fair market value calculation mandated by the SEC and U.S. GAAP).
Using an Appropriate Fair Value Results in a “Low” Concern Regardless of the Peer Group
Given ISS’s three-year measurement period, the value of this 2023 award continues to meaningfully affect the 2024 quantitative screen results. Using the SEC and U.S. GAAP determined value for the CEO’s Stock Price PRPUs produces a “low” concern under the ISS methodology using each of the Lazard Peer Group, the Changed ISS Peer Group and the Original ISS Peer Group.
We Conducted Significant Shareholder Outreach and Responded to Feedback
ISS asserts that the Company demonstrated limited responsiveness to shareholders following the advisory vote to approve the compensation of Lazard’s named executive officers for fiscal year 2023 at Lazard’s 2024 Annual Meeting of Shareholders, particularly with respect to annual incentive determinations and concerns about a high burn rate. We strongly object to that characterization both with regard to our engagement process and the actual concerns of our shareholders.
As detailed in the 2025 Proxy Statement, the Company extended meeting invitations to approximately 75% of our top 25 institutional shareholders and met with 100% of those who requested to meet with us, including shareholders representing approximately 60% of our institutional shares. Our Compensation Committee Chair participated in 90% of the proxy engagements with our top 25 institutional shareholders.
The vast majority of the questions raised by shareholders during these engagements involved the Stock Price PRPUs and the amendment to the Company’s 2018 Incentive Compensation Plan proposed at Lazard’s 2024 Annual Meeting of Shareholders, rather than the concerns noted by ISS. In particular, shareholders were generally supportive of the Stock Price

PRPUs but expressed concern over the potential for repeated grant of such awards over multiple years. We were directly responsive to the feedback from shareholders, including in our statement on page 30 of the 2025 Proxy Statement that the Compensation Committee has no plans to grant additional Stock Price PRPUs (or other special one-time awards) to named executive officers; and, in any event, does not intend to do so prior to 2030.
ISS research notes that it is unclear whether “two other primary points of feedback” around annual incentive determinations and concerns over a high burn rate were sufficiently addressed. Although we discussed these topics with our shareholders, they were not primary areas of shareholder concern. Our discussions with shareholders on our burn rate centered on the calculation method. And as noted on page 14 of the 2025 Proxy Statement, shareholder feedback on our annual incentive approach “reflected an understanding of market practice in the financial services industry ... and the inclusion of qualitative factors on a short-term basis.” Shareholder feedback was focused on more clarity on the decision-making process, which we responded to by expanding our discussion on 2024 individual performance considerations and the relationship between CEO compensation and net revenue.
Our shareholders did not focus on changes to our incentive compensation program in our 2024 outreach. However, given our emphasis on pay-for-performance and the concerns raised in the ISS Report, we are committing to incorporate performance-based metrics into our incentive compensation program after conducting a comprehensive review, with the Compensation Committee’s independent compensation consultant, of our program. Part of this review will involve continued shareholder engagement in 2025 to determine how shareholders would like us to implement such changes. The resulting updates to our program will be disclosed in the proxy statement for Lazard’s 2026 Annual Meeting of Shareholders.
Based on the above, we request that ISS review its analysis and provide an updated recommendation.

Sincerely,
Compensation Committee of the Board of Directors
Andrew M. Alper (Chair) Michelle Jarrard Iris Knobloch Dan Schulman

Annex A
The chart below shows results for ISS’s Relative Degree of Alignment (RDA) test relative to four different peer groups: (1) the Changed ISS Peer Group, which is used in the ISS Report, (2) the Changed ISS Peer Group excluding Freedom Holding, which, as outlined above, is not an appropriate peer for Lazard, (3) the Original ISS Peer Group, which was used in last year’s ISS report, and (4) the Lazard Peer Group. Lazard would have received “low” concern under the RDA test and ISS’ quantitative pay vs. performance test relative to all peer groups except for the Changed ISS Peer Group, which would have led ISS to conclude that pay and performance are reasonably aligned.

Peer Group	3-Year TSR Positioning	3-Year Average CEO Pay Positioning[1]	RDA Score[2]	Concern Level[3]
RDA Result from ISS Report
Changed ISS Peer Group	42.6 percentile	83.1 percentile	-40.5	Cautionary Low
Estimated RDA Result for More Appropriate Peer Groups
Changed ISS Peer Group Excluding Freedom Holding	45.3 percentile	81.7 percentile	-36.4	Low
Original ISS Peer Group	55.0 percentile	87.2 percentile	-32.2	Low
Lazard Peer Group	48.5 percentile	85.5 percentile	-37.0	Low

1.
Equity award valuations are calculated in accordance with ISS methodology which, in the case of full-value awards (such as the Stock Price PRPUs), multiplies the number of shares by the closing stock price on the date of grant.

2.	RDA score is calculated as the difference between the 3-year TSR positioning and the 3-year average CEO pay positioning.
3.	A score of less than -38 results in “cautionary low” concern, a score of less than -50 results in “medium” concern, and a score of less than -60 results in “high” concern.
The chart below shows results for ISS’s Relative Degree of Alignment (RDA) test relative to the (1) the Changed ISS Peer Group and (2) the Changed ISS Peer Group excluding Freedom Holding, but using the Company’s determined value of the Stock Price PRPUs. Like the analysis above, using the fair market value of the Stock Price PRPUs, Lazard would have received “low” concern on the RDA test and ISS’s quantitative pay vs. performance test, indicating pay and performance are reasonably aligned.

Peer Group	3-Year TSR Positioning	3-Year Average CEO Pay Positioning[1]	RDA Score[2]	Concern Level[3]
Estimated RDA Result Using the Fair Market Value of the 2023 Special Award
Changed ISS Peer Group	42.6 percentile	76.7 percentile	-34.1	Low
Changed ISS Peer Group Excluding Freedom Holding	45.3 percentile	75.3 percentile	-30.0	Low

1.	For purposes of this chart, 3-year average CEO pay includes the Stock Price PRPUs at the fair market value of approximately $18.8 million.
2.	RDA score is calculated as the difference between the 3-year TSR positioning and the 3-year average CEO pay positioning.
3.	A score of less than -38 results in “cautionary low” concern, a score of less than -50 results in “medium” concern, and a score of less than -60 results in “high” concern.

A-1